PORT TOWNSEND, WA – October 20, 2014 – Intellicheck Mobilisa, Inc. (NYSE MKT: IDN), a global leader in identity solutions and wireless security systems, has signed a new one-year revolving credit facility with Silicon Valley Bank for $2 million, replacing its previous credit facility with that bank.

Brian Boatman, Managing Director of Silicon Valley Bank’s Seattle office, stated, “We are pleased to continue our relationship with Intellicheck Mobilisa. We began working with the company three years ago, and aim to provide the right financial services at the right time as we’ve seen them build on their technologies and grow their business.”

Bill Roof, Ph.D., president and CEO of Intellicheck Mobilisa, said, “We are happy to have the backing of Silicon Valley Bank, and continue our banking relationship with them. They have expertise in the needs of growing technology companies and a great service orientation. We, too, are pleased that they have opted to continue to be our lender of choice as we implement our growth plans.”

About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company providing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include Defense ID®, an advanced ID card access control product currently protecting military bases and secure federal locations; ID Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs, designed to improve the Customer Experience for the financial, hospitality and retail sectors; barZapp™, an ID-checking mobile app that allows a user’s smartphone to check an ID card. For more information on Intellicheck Mobilisa, please visit www.icmobile.com.

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Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

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